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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            The J. M. Smucker Company
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                                (Name of Issuer)

                              Class A Common Shares
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                         (Title of Class of Securities)

                                   832696 10 8
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                                 (Cusip Number)

                                 PAUL H. SMUCKER

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 3 Pages


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CUSIP NO. 832696 10 8             13G            Page 2 of 3 Pages


         1.       NAME OF REPORTING PERSON
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Paul H. Smucker ####-##-####

         2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                    (a)  /   /
                  Not Applicable    (b)  /   /

         3.       SEC USE ONLY

         4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.

                                    5       SOLE VOTING POWER
                  NUMBER OF                 1,973,431
                  SHARES
                  BENEFICIALLY      6       SHARED VOTING POWER
                  OWNED BY                  0
                  EACH REPORTING
                  PERSON WITH       7       SOLE DISPOSITIVE POWER
                                            1,866,531

                                    8       SHARED DISPOSITIVE POWER
                                            106,900

         9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                  PERSON

                  1,973,431

        10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES

                  /x/

        11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  13.7%

        12        TYPE OF REPORTING PERSON

                  IN


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CUSIP NO. 832696 10 8                 13G                     Page 3 of 3 Pages


ITEM 1(A) NAME OF ISSUER:  See Page 1, Cover Page

ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICERS:
          Strawberry Lane, Orrville, Ohio 44667

ITEM 2(A) NAME OF PERSON FILING:  See Page 2, Cover Page, Item 1

ITEM 2(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
          Strawberry Lane, Orrville, Ohio 44667

ITEM 2(C) CITIZENSHIP:  See Page 2, Cover Page, Item 4

ITEM 2(D) TITLE OF CLASS OF SECURITIES:  See Page 1, Cover Page

ITEM 2(E) CUSIP NUMBER:  See Page 1, Cover Page

ITEM 3   Not applicable

ITEM 4   OWNERSHIP:  See Page 2, Cover Page Item 5, 6, 7, 8, 9 10 and 11

ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
         Not Applicable

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON:  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         Not applicable

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP:  Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP:  Not applicable

ITEM 10  CERTIFICATION:  Not applicable

Signature                  After reasonable inquiry and to the best of my
                           knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Feb. 05, 1997                                        /s/ Paul H. Smucker
                                                     -------------------
                                                     PAUL H. SMUCKER